Exhibit 99.3

CONSENT OF FINANCIAL ADVISOR

We hereby consent to the inclusion of our opinion letter to the board of directors of Vascular Biogenics, Ltd., as Annex B to the proxy statement/prospectus/information statement which forms a part of the registration statement on Form S-4 originally filed with the Securities and Exchange Commission of the United States (the “Commission”) on even date herewith, and to the references to our firm name, such opinion and the quotation or summarization of such opinion contained therein. Our opinion letter was given as at February 22, 2023 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the board of directors of Vascular Biogenics, Ltd. shall be entitled to rely upon our opinion letter.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

May 11, 2023

CHARDAN CAPITAL MARKETS LLC